Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation, Organization or Formation

SF CC Intermediate Holdings, Inc.	Delaware
Smart & Final LLC	Delaware
Amerifoods Trading Company LLC	California
Port Stockton Food Distributors LLC	California
Smart & Final Stores LLC	California
Cash & Carry Stores LLC	Oregon
Smart & Final Logistics LLC	Delaware
Commerce Distribution Company LLC	California
Smart & Final de Mexico S.A. de C.V.	Mexico
Smart & Final del Noroeste S.A. de C.V.	Mexico
Smart & Final Properties I LLC	Delaware